Exhibit 5.1
NöRR STIEFENHOFER LUTZ RECHTSANWäLTE STEUERBERATER WIRTSCHAFTSPRüFER • PARTNERSCHAFT
Fresenius Medical Care AG
Else-Kröner-Straße 1
61352 Bad Homburg
17 November, 2005

Re:	Ordinary Shares without par value of Fresenius Medical Care AG and Fresenius Medical Care AG & Co. KGaA
Ladies and Gentlemen:
We have acted as special German counsel to Fresenius Medical Care AG, a German stock corporation (“FMC AG”) in connection with (i) the offer by FMC AG (the “Conversion Offer”) to holders of FMC AG preference shares without par value (“FMC AG Preference Shares”) to convert their FMC AG Preference Shares into ordinary shares without par value of FMC AG (“FMC AG Ordinary Shares”), (ii) the proceedings relating to the transformation of legal form (Formwechsel) pursuant to the German Transformation Act (Umwandlungsgesetz) of FMC AG from a stock corporation (Aktiengesellschaft) into a partnership limited by shares (Kommanditgesellschaft auf Aktien), to be called Fresenius Medical Care AG & Co. KGaA (“FMC KGaA”), and (iii) the registration statement on Form F-4, Registration No. 333-128899 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder (the “Rules”).
In our capacity as such special counsel, we are familiar with the proceedings taken by FMC AG in connection with the transformation of legal form and the Conversion Offer. In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus contained in Part I thereof (the “Prospectus”), (ii) the current Articles of Association (Satzung) of FMC AG, (iii) an excerpt from the commercial register at the local court in Hof an der Saale, Germany, with respect to FMC AG, (iv) the proposed form of Articles of Association (Satzung) of FMC KGaA, (v) the resolutions approving the Conversion Offer and the transformation of legal form passed by FMC AG’s general meeting on August 30, 2005 and the resolution approving the Conversion Offer passed by the separate meeting of holders of FMC AG Preference Shares on August 30, 2005, (vi) the report dated July 22, 2005 of the FMC AG management board on the transformation of legal form (Umwandlungsbericht) and (vii) the report dated July 22, 2005 of the FMC AG management board on the Conversion Offer. In rendering this opinion, we have assumed, without independent investigation, the genuineness of all signatures, the authority and power of attorney of the persons signing the aforesaid documents and agreements, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as certified copies or photocopies. As to relevant factual matters, we have relied upon, among other things, factual representations of officers and other representatives of FMC AG. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.
On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
(i)	FMC AG is a stock corporation (Aktiengesellschaft) duly registered with the commercial register at the local court Hof an der Saale, Germany, and validly existing under the laws of the Federal Republic of Germany.

(ii)	The conversion of FMC AG Preference Shares into FMC AG Ordinary Shares pursuant to the Conversion Offer has been duly authorized by all necessary corporate action by FMC AG and, upon (a) the deposit of validly issued, fully paid and nonassessable FMC AG Preference Shares and payment of the conversion premium as described in the Registration Statement, and (b) the registration of the conversion with the commercial register at the local court in Hof an der Saale, Germany, such FMC AG Preference Shares will be converted into validly issued, fully paid and non-assessable FMC AG Ordinary Shares.

(iii)	Upon registration of the transformation of legal form with the commercial register at the local court in Hof an der Saale, Germany, FMC KGaA will be a partnership limited by shares (Kommanditgesellschaft auf Aktien) duly registered with the commercial register at the local court Hof an der Saale, Germany, and validly existing under the laws of the Federal Republic of Germany.

(iv)	Assuming the matters set forth in (ii)(a) and (b) above, upon completion of the transformation of legal form of FMC AG into FMC KGaA, the FMC AG Ordinary Shares outstanding pursuant to the Conversion Offer will be validly issued, fully paid and non-assessable ordinary shares of FMC KGaA.
The law covered by this opinion is limited to the present law of the Federal Republic of Germany. We express no opinion as to the laws of any other jurisdiction. This opinion letter is subject to the effects of any applicable insolvency, liquidation or reorganization or similar laws affecting the enforcement of creditors’ rights generally.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Service of Process and Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

This opinion is furnished by us as special counsel to FMC AG and may be relied upon by you only in connection with the Registration Statement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent.

Sincerely yours,
NÖRR STIEFENHOFER LUTZ
/s/ Laurenz Wieneke

Laurenz Wieneke
Rechtsanwalt